Exhibit 5.1





                   [LETTERHEAD OF CONYERS DILL & PEARMAN]


SCT/pyb/316175/d532562


                                                           March 29, 2000

Everest Re Group, Ltd.
c/o ABG Financial & Management Services Inc.
Parker House
Wildey Business Park, Wildey Road
St. Michael, Barbados


Dear Sirs

Everest Re Group, Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to Everest Re Group, Ltd., a Bermuda company (the "Company"), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of the Company (Registration No. 333-05771) and the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-1972) (collectively, the "Amendments"), filed today with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "Act") with respect to the adoption by the Company, respectively, of the 1995 Stock Option Plan for Non-Employee Directors and the 1995 Stock Incentive Plan (collectively, the "Plans") of Everest Reinsurance Holdings, Inc., a Delaware corporation ("Holdings"), such filings being pursuant to Rule 414 promulgated under the Act, as a successor issuer to Holdings.

For the purposes of giving this opinion, we have examined the following documents:-

(i) the Amendments (excluding the documents incorporated by reference therein and the exhibits and schedules thereto whether or not specifically referred to therein); and

(ii)     facsimile copies of the Plans.

Everest Re Group, Ltd. - Conyers Dill & Pearman Opinion 29 March 2000
Page 2



The documents listed in items (i) through (ii) above are herein sometimes collectively referred to as the "Documents".

We have also reviewed and have relied upon the Memorandum of Association and the Bye-laws of Company (certified by the Secretary of the Company on March 29, 2000), minutes of a meeting of the Company's board of Directors held on 21 January, 2000 and the Unanimous Written Resolutions of the Member dated 21 January, 2000 (certified by the Secretary of the Company on March 29, 2000 and referred to herein as the "Minutes"), correspondence on behalf of the Company with the Bermuda Monetary Authority whereby the Bermuda Monetary Authority has granted certain permissions, inter alia, for the issue (and subsequent transfer) of 200,000,000 of the Company's Common Shares (as defined below) including options and warrants for such Common Shares (subject to conditions expressed in such correspondence) and such other documents and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.

We have assumed:

(a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

(c) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended;

(d) that none of the Company's Common Shares will be issued for less than par value;

(e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

(f) that there will be a committee (as defined in the 1995 Stock Incentive Plan) appointed to administer the 1995 Stock Incentive Plan and there are no terms of any agreement entered into pursuant to the Plans and no other action taken by the said committee in respect of the 1995 Stock Incentive Plan or the Board of Directors of the Company in respect of the 1995 Stock Option Plan for Non-employee Directors and there is nothing contained in those documents incorporated by reference in the Amendments and in the exhibits and schedules to the Amendments which would have any implication in relation to the opinions expressed herein;

Everest Re Group, Ltd. - Conyers Dill & Pearman Opinion 29 March 2000
Page 3



(g) that all options granted pursuant to the Plans will have been granted and exercised in accordance with the terms thereof and in the event of a cashless exercise of an option, such would not be in contravention of section 42A of the Companies Act 1981;

(h) that the issue and transfer of the Company's Common Shares or options or warrants for any of the Company's Common Shares comply at all times with the permissions already obtained from the Bermuda Monetary Authority; and

(i) that no Common Shares of the Company shall be issued pursuant to the Plans in contravention of Bye-law 53 (a) and (c) of the Bye-laws of the Company.

The obligations of the Company under the Plans:

(1) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors;

(2) will be subject to statutory limitation of the time within which proceedings may be brought;

(3) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; and

(4) may not be given effect to by a Bermuda court, whether or not it was applying the Delaware Law, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.

"Non-assessability" is not a legal concept under Bermuda law, but when we describe the Company's Common Shares, par value US$0.01 per share (the "Common Shares"), as being "non-assessable" herein we mean, subject to any contrary provision in any agreement between the Company and any one of its shareholders holding any of the Common Shares (but only with respect to such shareholder), that no further sums are payable with respect to the holding of such Common Shares and the shareholder shall not be bound by an alteration in the Memorandum of Association or the Bye-laws of the Company after the date upon which it became a shareholder if and so far as the alteration requires such shareholder to take or subscribe for additional Common Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company. However, it should be noted that the limited liability of shareholders will be subject to the common law doctrine of "piercing the corporate veil".

Everest Re Group, Ltd. - Conyers Dill & Pearman Opinion 29 March 2000
Page 4



We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is not to be relied upon in respect of any matter other than the Amendments and the Plans.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1. The issuance of the Common Shares pursuant to the Plans will have been duly authorised in accordance with the Memorandum of Association and Bye-laws of the Company.

2. When issued and paid for as contemplated by the Amendments and the Plans, the Common Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Amendments.

Yours faithfully,




CONYERS DILL & PEARMAN